EXHIBIT 10.1

ITERIS, INC.

PERFORMANCE STOCK UNIT ISSUANCE AGREEMENT

RECITALS

A.The Board has adopted the Iteris, Inc. 2016 Omnibus Incentive Plan (as amended from time to time, the “Plan”) for the purpose of retaining the services of selected Employees, non-employee members of the Board or the board of directors of any Parent or Subsidiary and consultants and other independent advisors in the service of the Corporation (or any Parent or Subsidiary).

B.The Participant is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s issuance of an equity incentive award under the Plan to the Participant.

C.All capitalized terms in this Agreement shall have the meaning assigned to them in Paragraph 16.

NOW, THEREFORE, it is hereby agreed as follows:

1.Grant of PSUs.  The Corporation hereby grants to the Participant, as of the Grant Date, an award of performance stock units (“PSUs”) under the Plan, which PSUs will be eligible to vest based on the attainment of the performance goals set by the Plan Administrator as set forth in Appendix 1 attached hereto.  Each PSU represents the right to receive one share of Common Stock (the “Share”) on the specified issuance date following the vesting of that PSU.  Each PSU is hereby granted in tandem with a corresponding dividend equivalent, as further described in Paragraph 4 of this Agreement (the “Dividend Equivalents,” and together with the PSUs, the “Award”).  The number of PSUs subject to the Award, the applicable vesting schedule for those PSUs, the date on which Shares underlying those vested PSUs shall become issuable to the Participant and the remaining terms and conditions governing the Award shall be as set forth in this Agreement.

AWARD SUMMARY

Grant Date:

Target Number of PSUs
(subject to adjustment in
accordance with Paragraph 4
and Appendix 1):

Maximum Number of PSUs:	200% of Target Number of PSUs

Vesting Schedule:	Subject to Paragraph 5 below, the PSUs shall vest as set forth in Appendix 1 attached hereto.

Issuance Schedule:

Subject to Paragraph 5 below and Appendix 1, the Shares underlying the PSUs in which the Participant vests in accordance with the vesting schedule above shall be issued as provided in the Agreement and Appendix 1 (the date of such issuance, the “Issue Date”).  The issuance of the Shares shall be subject to the Corporation’s collection of all applicable Withholding Taxes.  The procedures pursuant to which the applicable Withholding Taxes are to be collected are set forth in Paragraph 7 of this Agreement.

2.Limited Transferability.  Prior to the actual issuance of the Shares pursuant to PSUs which vest hereunder, the Participant may not transfer any interest in the Award or the underlying Shares; provided, however, any Shares issuable pursuant to vested PSUs hereunder but which otherwise remain unissued at the time of the Participant’s death may be transferred pursuant to the provisions of the Participant’s will or the laws of inheritance or to the Participant’s designated beneficiary or beneficiaries of this Award.  The Participant may also direct the Corporation to issue stock certificates for any Shares which become issuable hereunder to one or more designated Family Members or a trust established for the Participant and/or his or her Family Members.  The Participant may make a beneficiary designation or certificate directive for this Award at any time by filing the appropriate form with the Plan Administrator or its designee.

3.Cessation of Service; Death; Disability.  Except as set forth in Appendix 1 or Paragraph 5, should the Participant cease Service for any reason prior to vesting in the PSUs subject to this Award, then the Award will be immediately cancelled with respect to those unvested PSUs.  The Participant shall thereupon cease to have any right or entitlement to receive any Shares under those cancelled PSUs.

4.Stockholder Rights; Dividend Equivalents.

(a)Subject to Paragraph 4(b) below, Participant shall not have any stockholder rights, including voting or dividend rights, with respect to the Shares underlying the PSUs subject to the Award until the Participant becomes the record holder of those Shares following their actual issuance upon the Corporation’s collection of the applicable Withholding Taxes.

(b)(i)Each PSU granted hereunder is hereby granted in tandem with a corresponding Dividend Equivalent, which Dividend Equivalent shall remain outstanding from the Grant Date (or later date of grant of such Dividend Equivalent right) until the earlier of the settlement or forfeiture of the underlying PSU. Each Dividend Equivalent will entitle Participant to receive additional PSUs equal to the value of any dividends, whether in cash, securities or other property (other than shares of Common Stock), if any, that Participant would have received in respect of each Share underlying the PSUs subject to the Award, had such Share been outstanding on the applicable record date for such dividend.

(ii)When such dividends are so declared, the following shall occur:

(A)On the date that the Corporation pays a cash dividend in respect of outstanding Shares, the Corporation shall credit Participant with an additional number of PSUs as Dividend Equivalents equal to the quotient of (1) the total number of PSUs subject to this Award but not yet distributed (including any additional PSUs credited as Dividend Equivalents), multiplied by the per Share dollar amount of such dividend, divided by (2) the Fair Market Value of a Share on the date such dividend is paid.

(B)On the date that the Corporation pays any other type of dividend in respect of outstanding Shares (other than in shares of Common Stock), the Corporation shall credit the Participant in an equitable manner based on the total number of PSUs subject to this Award but not yet distributed (including any additional PSUs credited as Dividend Equivalents), as determined in the sole discretion of the Plan Administrator and in accordance with the Plan.

(iii)Dividend Equivalents credited as additional PSUs shall be subject to the same vesting terms and risks of forfeiture as the underlying PSUs to which they relate (e.g., the same vesting requirements as the underlying PSUs), shall thereafter be considered “PSUs” subject to this Award, and shall also carry corresponding Dividend Equivalent rights.

5.Change in Control.

(a)Any PSUs subject to this Award at the time of a Change in Control may, as determined by the Plan Administrator in its sole discretion, be (i) assumed by the successor corporation (or parent thereof), (ii) canceled and substituted with an award granted by the successor corporation (or parent thereof), (iii) otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction or (iv) replaced with a cash retention program of the Corporation or any successor corporation (or parent thereof) which preserves the Fair Market Value of the underlying Shares at the time of the Change in Control and provides for subsequent payout of that value in accordance with the vesting schedule set forth in Paragraph 1; provided, however, that in all such cases, the number of PSUs that shall be assumed, substituted, continued or replaced shall be determined by calculating the Vesting Eligible PSUs (as defined in Appendix 1) based on actual performance results under this Award as of the Change in Control, as determined by the Plan Administrator and calculated in accordance with Appendix 1 attached hereto, and converting the Vesting Eligible PSUs into a time-based award on the terms set forth in Appendix 1 attached hereto and the other terms and conditions of this Award.

(b)To the extent the Award is not assumed, substituted, continued or replaced in accordance with Paragraph 5(a), the Vesting Eligible PSUs then subject to this Award shall automatically vest immediately prior to (and contingent upon) the closing of the Change in Control based on actual performance results as of the Change in Control, as determined by the

Plan Administrator and calculated in accordance with Appendix 1 attached hereto.  The PSUs shall be paid and settled immediately prior to (and contingent upon) the closing of the Change in Control.

(c)The Plan Administrator shall have the authority to provide that any escrow, holdback, earn-out or similar provisions in the definitive agreement effecting the Change in Control shall apply to any cash payment made under any cash retention program described in subsection (a) above to the same extent and in the same manner as such provisions apply to a holder of a Share.

(d)Immediately following the consummation of the Change in Control, this Award shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction.

(e)If the Award is assumed in connection with a Change in Control or otherwise continued in effect, then the PSUs subject to the Award shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which the Shares subject to those PSUs immediately prior to the Change in Control would have been converted in consummation of such Change in Control had those Shares actually been issued and outstanding at that time.  To the extent that the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation (or parent thereof) may in connection with the assumption or continuation of this Award and subject to the Plan Administrator’s approval, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control, provided such common stock is readily traded on an established U.S. securities market.

(f)This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

6.Adjustment in Shares.  Should any change be made to the outstanding Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation, reincorporation or other reorganization, then equitable adjustments shall be made to the total number and/or class of securities issuable pursuant to this Award in such manner as the Plan Administrator deems appropriate in order to reflect such change, and those adjustments shall be final, binding and conclusive.

7.Withholding of Taxes.

(a)Upon the applicable Issue Date, the Corporation shall issue to or on behalf of the Participant a certificate (which may be in electronic form) for the applicable number of Shares, subject, however, to the Corporation’s collection of the applicable Withholding Taxes. The Corporation shall have the right to require the Participant to pay to the Corporation the amount of any Withholding Taxes in respect of the Shares or to take whatever action it deems necessary to protect the interests of the Corporation in respect of such Withholding Tax liabilities, in accordance with this Paragraph 7.

(b)If the Participant is not a Section 16 Insider at the time such obligation for Withholding Taxes arises, the Participant may elect to satisfy all or a portion of the Corporation’s obligation for Withholding Taxes in one or more of the following forms:

(i)in cash or check made payable to the Corporation;

(ii)by requesting that the Corporation withhold from the Shares otherwise deliverable to the Participant a number of whole Shares having a Fair Market Value as of the Issue Date, not in excess of the amount of such Withholding Taxes determined by using the applicable minimum statutory withholding rates, or such other amount or rate determined by the Corporation (the “Share Withholding Method”); or

(iii)subject to compliance with applicable law and the Corporation’s insider trading policies, through a special sale and remittance procedure pursuant to which the Participant shall concurrently provide instructions (A) to a brokerage firm (with such brokerage firm reasonably satisfactory to the Corporation for purposes of administering such procedure in compliance with the Corporation’s pre-clearance or pre-notification policies) to effect the immediate sale of a number of Shares issuable upon settlement of the PSUs and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Withholding Taxes payable in respect of the settlement of the PSUs on the Issue Date and (B) to the Corporation to deliver the certificates for the Shares to be sold directly to such brokerage firm on the settlement date in order to complete the sale.

Notwithstanding the foregoing, if the Corporation’s obligations for Withholding Taxes are not satisfied by the Participant prior to the date on which the obligation for Withholding Taxes arises, and the Participant is not a Section 16 Insider at such time, the Corporation may satisfy the Corporation’s obligation for Withholding Taxes using the Share Withholding Method without further action by the Participant.

(c)If the Participant is a Section 16 Insider at the time such obligation for Withholding Taxes arises, the Corporation shall satisfy the Corporation’s obligation for Withholding Taxes using the Share Withholding Method.

(d)Notwithstanding the provisions of subparagraphs (b) and (c) of this Paragraph 7, the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the vesting of the PSUs (the “Employment Taxes”) shall in all events be collected from the Participant no later than the last business day of the calendar year in which the PSUs vest hereunder.  Accordingly, to the extent the Issue Date for one or more vested PSUs is to occur in a year subsequent to the calendar year in which those PSUs vest, the Participant shall, on or before the last business day of the calendar year in which the PSUs vest, deliver to the Corporation a check payable to its order in the dollar amount equal to the Employment Taxes required to be withheld with respect to those PSUs.  The provisions of this Paragraph 7(d) shall be applicable only to the extent necessary to comply with the applicable tax withholding requirements of Code Section 3121(v).

(e)Except as otherwise provided in Paragraph 5, the settlement of all PSUs which vest under the Award shall be made solely in shares of Common Stock.  In no event, however, shall any fractional Shares be issued.  Accordingly, the total number of Shares to be issued pursuant to the Award shall, to the extent necessary, be rounded down to the next whole Share in order to avoid the issuance of a fractional Share.

8.Compliance with Laws and Regulations.

(a)The issuance of Shares pursuant to the Award shall be subject to compliance by the Corporation and the Participant with all applicable requirements of law relating thereto and with all applicable regulations of any Stock Exchange on which the Common Stock may be listed for trading at the time of such issuance.

(b)The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this Award shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained.  The Corporation, however, shall use its best efforts to obtain all such approvals.

9.Successors and Assigns.  Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate and any beneficiaries of the Award designated by the Participant.

10.Notices.  Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices.  Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address indicated on the Corporation’s personnel records.  All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

11.Construction.  This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan.  All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this Award.

12.Governing Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without resort to that state’s conflict-of-laws rules.

13.Stockholder Approval.  If the Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may be issued under the Plan as last approved by the stockholders, then this Award shall be void with respect to such excess Shares, unless stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of the Plan.

14.Employment at Will.  Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s Service at any time for any reason, with or without cause.

15.Section 409A.

(a)It is intended that all of the payments payable under this Agreement satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (together with any Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date, “Section 409A”), provided under Treasury Regulations 1.409A-1(b)(4), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A (including to incorporate the terms and conditions required by Section 409A.  In furtherance of the foregoing intention, the Shares issuable pursuant to the PSUs hereunder shall be distributed to Participant no later than the later of:  (i) the fifteenth (15th) day of the third month following Participant’s first taxable year in which such PSUs are no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth (15th) day of the third month following first taxable year of the Company in which such PSUs are no longer subject to substantial risk of forfeiture, as determined in accordance with Section 409A and any Treasury Regulations and other guidance issued thereunder. Neither the time nor form of distribution of Shares with respect to the RSUs may be changed, except as may be permitted by the Plan Administrator in accordance with the Plan and Section 409A of the Code and the Treasury Regulations thereunder.

(b)For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Participant may be eligible to receive under this Award shall be treated as a separate and distinct payment.

(c)Notwithstanding any provision to the contrary in the Plan or this Agreement, to the extent any payments to Participant pursuant to this Agreement constitute “non-qualified deferred compensation” subject to Section 409A, then, to the extent required by Section 409A of the Code, no amount shall be payable upon Participant’s termination of employment unless such termination constitutes a “separation from service” as defined in Section 409A (“Separation from Service”).

(d)Notwithstanding any provision to the contrary in this Agreement, if Participant is deemed by the Corporation at the time of Participant’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein are deemed to constitute “non-qualified deferred compensation,” then, to the extent required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, the delivery of Shares upon such Separation from Service shall be delayed until the earliest of (i) the expiration of the six-month and one day period measured from the date of Participant’s Separation from Service with the Corporation, (ii) the date of Participant’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation.  No interest shall be due on any amounts so deferred.

(e)Notwithstanding any provision to the contrary in this Agreement, if any of the payments triggered upon the occurrence of a Change in Control set forth herein are deemed to constitute “non-qualified deferred compensation,” then, to the extent required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)).

(f)Dividend Equivalent rights and any amounts that may become distributable in respect thereof shall be treated separately from the PSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.

16.Definitions.  Defined terms used herein without definition shall have the meanings given to such terms in the Plan.  In addition, the following definitions shall be in effect under the Agreement:

(a)Agreement shall mean this Performance Stock Unit Issuance Agreement.

(b)Good Reason shall mean (unless otherwise defined in an employment or other agreement between the Corporation and the Participant): Participant’s voluntary resignation from the Corporation upon any of the following events without Participant’s written consent: (i) a material reduction in the Participant’s authority, duties or responsibilities

(and not simply a change in title or reporting relationships); (ii) a material reduction in the Participant’s base salary (for the avoidance of doubt, a greater than ten (10%) percent reduction in the level of base salary shall constitute a material reduction in the Participant’s compensation, unless the reduction is part of a Corporation-wide reduction that affects all similarly situated employees in substantially the same proportion; (iii) a relocation of the Participant’s principal place of work to a location that would increase the Participant’s one-way commute from his or her personal residence to the new principal place of work by more than fifty (50) miles; or (iv) any breach by the Corporation of its obligations under any employment agreement with Participant that results in a material negative change to Participant. Notwithstanding the foregoing, “Good Reason” shall only be found to exist if the Participant provides written notice (each, a “Good Reason Notice”) to the Corporation identifying and describing the event resulting in Good Reason within ninety (90) days of the initial existence of such event, the Corporation does not cure such event within thirty (30) days following receipt of the Good Reason Notice from the Participant and the Participant terminates his or her employment during the ninety (90)-day period after the Participant’s delivery of the Good Reason Notice. If the Participant does not terminate his or her employment for Good Reason within ninety (90) days after delivery of the Good Reason Notice, then the Participant will be deemed to have waived his or her right to terminate for Good Reason with respect to such grounds.

(c)Grant Date shall mean the date the PSUs are awarded to Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.

(d)Issue Date shall have the meaning indicated in Paragraph 1 of the Agreement.

(e)Notwithstanding any contrary definition of “Misconduct” set forth in the Plan, Misconduct for purposes of this Agreement shall mean (unless otherwise defined in an employment or other agreement between the Corporation and the Participant): (i) Participant’s misappropriation of the Corporation’s funds or property, or any attempt by Participant to secure any personal profit related to the business or business opportunities of the Corporation without the informed, written approval of the Audit Committee of the Board; (ii) any unauthorized use or disclosure by Participant of confidential information or trade secrets of the Corporation (or any parent of the Corporation); (iii) Participant’s gross negligence or reckless misconduct in the performance of Participant’s duties; (iv) Participant’s willful failure to comply with any valid and legal directive of the Board or the person to whom Participant reports; (v) Participant’s conviction of, or plea of nolo contendre to, any felony or misdemeanor involving moral turpitude or fraud, or of any other crime involving material harm to the standing or reputation of the Corporation; (vi) any other willful misconduct by Participant that the Board determines in good faith has had a material adverse effect upon the business or reputation of the Corporation; or (vii) any other material breach or violation by the Participant of any employment agreement with the Corporation or any other material written policy of the Corporation; provided, however, that the Corporation shall have provided the Participant with written notice that such breach or violation has occurred, and the Participant has been afforded at least ten (10) business days to cure such breach or violation. Notwithstanding the foregoing, (A) the cure period shall not apply to violations of the Corporation’s code of conduct, code of ethics or prohibition against unlawful harassment, and (B) such cure period shall only apply to breaches, violations, failures or neglect that in the Board’s sole judgment are capable of or amenable to such cure. Notwithstanding the foregoing, prong (b) of this definition is not intended to, and shall be interpreted in a manner that does not, limit or restrict a Participant from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the 1934 Act).

(f)Participant shall mean the person to whom the Award is made pursuant to the Agreement.

(g)PSU shall have the meaning set forth in Paragraph 1 of the Agreement.

(h)Withholding Taxes shall mean (i) the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the vesting of PSUs  under the Award and (ii) the federal, state and local income taxes required to be withheld by the Corporation in connection with the issuance of the Shares underlying those vested PSUs (or any other property).

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates indicated below.

ITERIS, INC.

By:

Print Name:

Title:

Date:

PARTICIPANT

Print Name:

Date:

APPENDIX 1

1.Performance-Based Vesting.  Participant is hereby granted the Target Number of PSUs set forth in the Award Summary.  Subject to Paragraph 5 of the Agreement and Paragraphs 1(b) and (c)(ii) below, the PSUs shall be eligible to vest based on the Corporation’s Revenues per Share (as defined below) and Cash Flow from Operations (as defined below) and rTSR (as defined below) for the Performance Periods (as defined below) as provided in this Section 1, subject to Participant not experiencing a cessation of Service prior to March 31, [Year 4].

(a)Performance Vesting Provisions if Measurement Date is March 31, [Year 4]. In the event the Measurement Date occurs on March 31, [Year 4], provided that Participant has not experienced a cessation of Service prior to March 31, [Year 4], on the Certification Date, the Plan Administrator shall determine the number of PSUs that shall be issued to Participant under this Award on the Issue Date with respect to the Corporation’s financial performance during the Performance Periods.  The resulting number of PSUs shall be paid and settled within thirty (30) days following the Certification Date.

(i)Financial Performance.  Subject to adjustment under clause (a)(ii) below, such number of PSUs shall be eligible to vest on the Certification Date based on the Corporation’s Revenues per Share and Cash Flow from Operations during the Performance Periods equal to the sum of:

(A)50% of the Target Number of PSUs (as adjusted pursuant to Paragraph 4(b) of the Agreement), multiplied by the Average Revenues Achievement Factor, plus

(B)50% of the Target Number of PSUs (as adjusted pursuant to Paragraph 4(b) of the Agreement), multiplied by the Average Cash Flow from Operations Achievement Factor.

(ii)rTSR Modifier. The number of PSUs in which Participant will be eligible to vest on the Certification Date based on financial performance under Paragraph 1(a)(i) is subject to an additional modifier based on the Corporation’s relative TSR (“rTSR”) performance versus the Russell 2000 (as defined below) over the Three-Year Performance Period (as defined below), which will adjust the total number of PSUs eligible to vest determined under Paragraph 1(a)(i) from .75x-to-1.25x (the “rTSR Multiplier”) as follows:

Corporation rTSR versus Russell 2000	rTSR Multiplier
81st-100th Percentile	1.25
71st-80th Percentile	1.15
61st-70th Percentile	1.10
41st-60th Percentile	1.00
31st-40th Percentile	.90
21st-30th Percentile	.85
0-20th Percentile	.75

(b)Effect of a Change in Control.  Upon the occurrence of a Change in Control prior to March 31, [Year 4], the number of PSUs in which Participant shall be eligible to vest pursuant to this Award (the “Vesting Eligible PSUs”) shall be determined on the Certification Date and shall be equal to such number of PSUs as would vest pursuant to Paragraph 1(a) above for the Performance Periods as determined as of the Measurement Date, provided that (i) the Revenues per Share Achievement Percentage and the Cash Flow from Operations Achievement Percentage to be used for the averages required under Paragraph 1(a)(i) for any Performance Period that has commenced but is not yet completed as of the date of such Change in Control shall be equal to such percentage determined by the Plan Administrator by reference to performance relative to the objectives through the date of such Change in Control (and if the Plan Administrator determines that such performance-to-date is not reasonably determinable, the Revenues per Share Achievement Percentage and Cash Flow from Operations Achievement Percentage shall be set at 100% for such partial Performance Period), (ii) if any Performance Period has not yet commenced as of the date of such Change in Control, 100% shall be used as the Revenues per Share Achievement Percentage and the Cash Flow from Operations Achievement Percentage for such Performance Period for the averages required under Paragraph 1(a)(i), and (iii) the rTSR Multiplier shall be calculated based on performance for the Three-Year Performance Period through the date of the Change in Control.  Subject to Paragraph 1(c)(ii) below and Paragraph 5 of the Agreement, the Vesting Eligible PSUs will vest on March 31, [Year 4], provided Participant does not incur a cessation of Service prior to such date; provided, however, that (A) if Participant’s Service terminates by reason of death or Permanent Disability at any time following a Change in Control, or (B) if Participant incurs an involuntary termination by the Corporation or its successor other than as a result of Participant’s Misconduct, or the Participant voluntarily terminates employment for Good Reason, in each case in this clause (B) within eighteen (18) months following the effective date of a Change in Control of the Corporation, then such number of the Vesting Eligible PSUs as would have vested by their terms during the two (2) year period following the date of such termination, if any, shall vest upon such termination. The resulting number of PSUs that vest pursuant to this Paragraph 1(b) shall be paid and settled within thirty (30) days following Participant’s cessation of Service.  Any PSUs which are not Vesting Eligible PSUs following the date of the Change in Control shall automatically and without further action be cancelled and forfeited by Participant, and Participant shall have no further right or interest in or with respect to such portion of the Award or PSUs.

(c)Effect of Cessation of Service; Forfeiture.

(i)Subject to Paragraph 5 of the Agreement and Paragraph 1(b) above and 1(c)(ii) below, Participant must not have experienced a cessation of Service prior to March 31, [Year 4] in order to be eligible for vesting in the PSUs.  Any portion of the PSUs subject to this Award that does not vest pursuant to this Appendix 1 (or after any date during the Performance Periods is no longer eligible to possibly vest under the terms of the Agreement and this Appendix 1 due to performance during such Performance Period being below “maximum” levels) shall automatically and without further action be cancelled and forfeited by Participant, and Participant shall have no further right or interest in or with respect to such PSUs.

(ii)In the event of the Participant’s cessation of Service due to death or Permanent Disability prior to a Change in Control, a pro-rata portion of the PSUs shall be eligible to vest on the date of such cessation of Service based on the amount of time elapsed in the Performance Period and based on actual performance results at the time of separation. The total number of PSUs subject to this Award which shall be eligible to vest upon a cessation from Service due to death or Permanent Disability shall be calculated as the product of (A) and (B), where (A) is the number of PSUs subject to this Award that the Plan Administrator determines have been earned as of the Certification Date, which shall be equal to such number of PSUs as would vest pursuant to Paragraph 1(a) above for the Performance Periods as determined as of the Measurement Date, provided that (1) the Revenues per Share Achievement Percentage and the Cash Flow from Operations Achievement Percentage to be used for the averages required under Paragraph 1(a)(i) for any Performance Period that has commenced but is not yet completed as of the date of such termination shall be equal to such percentage determined by the Plan Administrator by reference to performance relative to the objectives through the date of such termination (and if the Plan Administrator determines that such performance-to-date is not reasonably determinable, the Revenues per Share Achievement Percentage and Cash Flow from Operations Achievement Percentage shall be set at 100% for such partial Performance Period), (2) if any Performance Period has not yet commenced as of the date of such Change in Control, 100% shall be used as the Revenues per Share Achievement Percentage and the Cash Flow from Operations Achievement Percentage for such Performance Period for the averages required under Paragraph 1(a)(i), and (3) the rTSR Multiplier shall be calculated based on performance for the Three-Year Performance Period through the date of such termination, and (B) is a fraction, the numerator of which is the number of calendar days from the first day of the Three-Year Performance Period through the date of cessation of Service and the denominator of which is one thousand ninety-five (1,095). The resulting number of PSUs that vest pursuant to this Paragraph 1(c)(ii) shall be paid and settled within thirty (30) days following Participant’s cessation of Service.

(e)Maximum PSUs.  In no event will more than the Maximum Number of PSUs set forth in the Award Summary vest pursuant to this Appendix 1.

2.Definitions.  For purposes of this Appendix 1, the following terms shall have the meanings given below:

(a)Average Cash Flow from Operations Achievement Percentage means (i) the sum of the Cash Flow from Operations Achievement Percentage for the First Performance Period plus the Cash Flow from Operations Achievement Percentage for the Second Performance Period plus the Cash Flow from Operations Achievement Percentage for the Third Performance Period, divided by (ii) three (3).

(b)Average Revenues per Share Achievement Percentage means (i) the sum of the Revenues per share Achievement Percentage for the First Performance Period plus the Revenues per Share Achievement Percentage for the Second Performance Period plus the Revenues per Share Achievement Percentage for the Third Performance Period, divided by (ii) three (3).

(c)Cash Flow from Operations means the Corporation’s cash flow from operations as set forth in the Corporation’s audited financial statements for the relevant period.

(d)Cash Flow from Operations Achievement Percentage means a payout percentage relative to target determined by the Plan Administrator based on Cash Flow from Operations relative to the Cash Flow from Operations Budget for each of the First Performance Period, the Second Performance Period and the Third Performance Period determined as follows (linear interpolation for points in between):

Payout Level	Cash Flow from Operations	Payout as % of Target
Maximum	[___]% of Budget	160%
Target	100% of Budget	100%
Threshold	[___]% of Budget	50%
Below Threshold	<[___]% of Budget	0%

If there is a change in applicable law or accounting principles that affects the Company’s measurement of Cash Flow from Operations, the Plan Administrator shall consider, in good faith, the effect of any such changes in determining the Cash Flow from Operations relative to the Cash Flow from Operations Budget for each Performance Period and the resulting Cash Flow from Operations Achievement Percentage.

(e)Cash Flow from Operations Budget means the target level of Cash Flow from Operations for each of the First Performance Period, the Second Performance Period and the Third Performance Period, which target level shall be determined by the Plan Administrator within ninety (90) days following the beginning of each Performance Period.

(f)Certification Date means the date on which the Plan Administrator certifies the Corporation’s results relative to the performance objectives described in this Appendix 1 for the Performance Periods, which certification shall occur no later than (i) if the Measurement Date is March 31, [Year 4], then June 15, [Year 4], (ii) if the Measurement Date is the date of a Change in Control, then the date of such Change in Control, or (iii) if the Measurement Date is the date of Participant’s cessation of Service by reason of death or Permanent Disability prior to a Change in Control, within thirty (30) days following such date.

(g)First Performance Period means the first fiscal year occurring during the Three-Year Performance Period (which period will terminate early in the event of a Change in Control prior to the end of such fiscal year).

(h)Measurement Date means the earlier of (i) March 31, [Year 4], (ii) the date of a Change in Control, or (iii) the date of Participant’s cessation of Service by reason of death or Permanent Disability prior to a Change in Control.

(h)Performance Periods means each of the First Performance Period, the Second Performance Period, the Third Performance Period and the Three-Year Performance Period.

(i)Revenues per Share means revenues as set forth in the Corporation’s audited financial statements for the relevant period divided by the Corporation’s total number of fully diluted shares of Common Stock per the Corporation’s audited financial statements at the end of the relevant period.

(j)Revenues per Share Achievement Percentage means a payout percentage relative to target determined by the Plan Administrator based on Revenues per Share relative to the Revenues per Share Budget for each of the First Performance Period, the Second Performance Period and the Third Performance Period determined as follows (linear interpolation for points in between):

Payout Level	Revenues per Share	Payout as % of Target
Maximum	[___]% of Budget	160%
Target	100% of Budget	100%
Threshold	[___]% of Budget	50%
Below Threshold	<[___]% of Budget	0%

If there is a change in applicable law or accounting principles that affects the Company’s measurement of Revenues per Share, the Plan Administrator shall consider, in good faith, the effect of any such changes in determining the Revenues per Share relative to the Revenues per Share Budget for each Performance Period and the resulting Revenues per Share Achievement Percentage.

(k)Revenues per Share Budget means the target level of Revenues per Share for each of the First Performance Period, the Second Performance Period and the Third Performance Period, which target level shall be determined by the Plan Administrator within ninety (90) days following the beginning of each Performance Period.

(l)Russell 2000 means the companies in the index on the first day of the Three-Year Performance Period, with (i) bankruptcies assigned a TSR of -100% (including any company that files for bankruptcy, reorganization or liquidation under any chapter of the U.S. Bankruptcy Code; is the subject of an involuntary bankruptcy proceeding that is not dismissed within thirty (30) days; is the subject of a stockholder approved plan or liquidation or dissolution; or otherwise becomes involved or ceases to conduct substantial business operations); and (ii) those acquired, or otherwise cease to have a class of equity securities that is both registered under the 1934 Act and actively traded on a U.S. public securities market at the end of the Three-Year Performance Period eliminated.

(m) Second Performance Period means the second fiscal year occurring during the Three-Year Performance Period (which period will terminate early in the event of a Change in Control prior to the end of such fiscal year).

(n)Third Performance Period means the third fiscal year occurring during the Three-Year Performance Period (which period will terminate early in the event of a Change in Control prior to the end of such fiscal year).

(o)Three-Year Performance Period means the period commencing on April 1, [Year 1] and ending on the Measurement Date.

(p) TSR is calculated using the twenty (20)-day average stock price at the beginning and end of the Three-Year Performance Period; the value of the common stock on the first day of the Three-Year Performance Period shall be deemed to be the average of the closing price of the applicable company’s common stock for the twenty (20) trading days prior to the first trading day of the Three-Year Performance Period and the value of the applicable company’s common stock for the last day of the Three-Year Performance Period shall be deemed to be the average of the closing price of the applicable company’s common stock for the twenty (20) trading days ending on the last trading day of the Three-Year Performance Period; and the value of dividends and other distributions that have an ex-dividend date during such twenty (20) trading-day period shall be determined by treating them as reinvested in additional shares of the applicable company’s common stock at the closing market price on the date of distribution. In the event of a Change in Control, the ending price for purposes of calculating the Corporation’s TSR shall be the price per Share paid by the acquirer in the Change in Control transaction.